Exhibit 99.1

FOR IMMEDIATE RELEASE May 7, 2008 Investor Contact: Mark Barnett (614) 249-8437 Media Contact: Erica Lewis (614) 249-0184

Nationwide Financial Reports First Quarter Results

Business performance remains fundamentally sound despite

volatile markets and weakening economy

Individual life first year sales up 58 percent

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported first quarter 2008 net income of $44.5 million, or $0.32 per diluted share, compared with first quarter 2007 net income of $208.3 million, or $1.42 per diluted share.

As a result of the continued challenging capital markets, the first quarter results contain non-operating realized investment losses of $87.9 million, or $0.64 per diluted share, compared to losses of $7.0 million, or $0.05 per diluted share, in the prior year quarter. Of the $87.9 million in the current quarter, $57.5 million was related to other-than-temporary impairments, $20.9 million was associated with the mark-to market of living benefit liabilities, net of economic hedges, and $9.5 million related to other miscellaneous items.

Additionally, first quarter 2007 net income included a $45.5 million gain, or $0.31 per diluted share, resulting from the sale of The 401(k) Company.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 10 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“Although adversity in the capital markets and a weakening economy combined to create a difficult first quarter operating environment, Nationwide Financial’s core business performance remained fundamentally sound,” said Jerry Jurgensen, chief executive officer. “Our performance in the quarter is further evidence that our efforts to refocus the company are working. By strengthening our business operations, exiting

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 2

underperforming businesses and adding new capabilities such as banking and mutual funds, Nationwide Financial is well positioned to weather the challenges we’re facing in today’s business environment.

“At the same time, Nationwide Financial maintains a high-quality, well-diversified investment portfolio that is performing as expected. This, combined with our strong capital position, enables us to continue making necessary investments in our existing businesses while also exploring opportunities to further enhance our business model and competitive position,” Jurgensen added.

Highlights from the quarter:

First quarter 2008 net operating earnings were $131.5 million, or $0.95 per diluted share, compared to net operating earnings of $175.8 million, or $1.20 per diluted share, for the same period a year ago. First quarter 2008 results were negatively impacted by several items, including adverse mortality experience in the individual protection segment and losses on structured products and alternative investments stemming directly from the adverse capital market environment, all of which reduced net operating earnings by approximately $22.0 to $24.0 million, or $0.16-$0.18 per diluted share. This compares to the prior year quarter, which was positively impacted by several items including higher than planned income from prepayments, favorable mortality experience and greater net investment income on alternative investments, which combined increased net operating earnings by approximately $13.7 million, or $0.09 per diluted share.

Excluding the items discussed above from both periods, net operating earnings for the quarter were approximately $153.5- $155.5 million, or $1.11- $1.13 per diluted share, compared to approximately $162.1 million, or $1.11 per diluted share, in the prior year.

	Three months ended March 31,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Net income	$44.5	$208.3	-79%
Net income per diluted share	$0.32	$1.42	-77%

Net operating earnings	$131.5	$175.8	-25%
Net operating earnings per diluted share	$0.95	$1.20	-21%

Sales	$4,686.1	$4,794.6	-2%
Net flows (excluding corporate and other segment)	261.5	405.7	-36%
Total revenues	916.3	1,160.0	-21%
Total net operating revenues*	785.8	831.4	-5%

Customer funds managed and administered	$153,304.6	$158,898.3	-4%
Total assets	$112,612.6	$120,469.7	-7%
Shareholders’ equity excluding AOCI**	$5,382.3	$5,724.1	-6%
Net operating return on average equity excluding AOCI	9.8%	12.4%	n.m.
Book value per basic share excluding AOCI	$39.06	$39.37	-1%

*	Total operating revenues, net of interest credited

**	Accumulated Other Comprehensive Income (AOCI)

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NFS reports first quarter 2008 earnings — 3

Total sales for the current quarter (as defined in Exhibit 3) were $4,686.1 million compared to $4,794.6 million in the prior year quarter. Sales through affiliated channels increased 2 percent while sales through non-affiliated distribution channels decreased 4 percent. Affiliated sales growth was driven by increased public sector retirement plans sales. The decline in non-affiliated sales was due to lower private sector retirement plans sales.

Total net flows for the company (excluding the corporate and other segment) were $261.5 million compared to $405.7 million in the prior year quarter. The decrease in net flows was primarily driven by lower private sector retirement plan deposits in the current quarter and the favorable impact of a large deposit on a public sector investment-only contract in the first quarter of 2007.

Net operating revenues, defined as operating revenues net of interest credited, decreased 5 percent due to lower net investment income compared to the prior year quarter. Total revenues declined 21 percent compared to the prior year quarter primarily driven by higher realized investment losses.

Book value per basic share, excluding accumulated other comprehensive income (AOCI), increased to $39.06 per basic share as of March 31, 2008, compared to $39.03 per basic share as of December 31, 2007.

Net operating return on average equity, excluding AOCI (as defined in Exhibit 3) was 9.8 percent for the quarter compared to 12.4 percent in the first quarter of 2007.

“Sales momentum and bottom line results were negatively impacted by unfavorable capital market conditions and a softening economy during the first quarter. Even with these challenges, Nationwide Financial was able to maintain operating margins within its major lines of business and deliver solid operating results with our continued focus on disciplined execution and expense management,” said Mark Thresher, president and chief operating officer. “The quality of our operating results this quarter reflects the strength and balance of our underlying business mix in the face of a very challenging environment. The weakness we did see was primarily limited to structured products and alternative investments in our corporate segment and unusually high mortality in our life insurance business.

“Despite these conditions, our focus remains on delivering long-term sustainable and profitable growth rather than taking actions that might boost short-term results at the expense of longer-term objectives. Accordingly, we’re working hard to maintain and develop new products that provide real value to the consumer, balanced with disciplined pricing and risk management. We’re also focusing on deepening relationships with key distribution partners; and our commitment to simpler solutions – for both investment professionals and their clients – is helping us to successfully differentiate our business and maintain stable and profitable sales growth.

“We’ve made significant progress toward improving individual life sales. During the first quarter, first year sales of fixed life products increased 143 percent over last year, marking the fourth consecutive quarter of robust growth,” Thresher added.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 4

Operating Segment First Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended March 31,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales	$1,209.1	$1,241.0	-3%
Individual fixed annuity sales	40.6	37.3	9%
Income product sales	48.8	55.5	-12%
Advisory services program sales	23.2	36.8	-37%

Total sales	$1,321.7	$1,370.6	-4%

Net flows	$(598.1)	$(621.7)	4%
Net operating revenues*	242.8	253.0	-4%
Pre-tax operating earnings	62.5	57.2	9%

Ending account values	$49,873.2	$53,030.7	-6%
Interest spread on average general account values	1.78%	1.98%
Pre-tax operating earnings to average account values	0.48%	0.43%
Return on average allocated capital	15.0%	14.7%

*	Total operating revenues, net of interest credited

First quarter individual investments sales declined 4 percent compared to the prior year. The decline was driven by a slow down in variable annuity sales attributable to the volatile equity market environment. Fixed annuity sales increased 9 percent over the prior year quarter.

Net outflows were $598.1 million in the first quarter of 2008 compared to $621.7 million in the first quarter a year ago. The improvement in net flows was primarily due to lower fixed annuity withdrawals and lapse rates.

Pre-tax operating earnings in the quarter were $62.5 million compared to $57.2 million in the same quarter a year ago. The 9 percent increase was driven by higher net asset-based fees due to higher average account values and lower expenses, partially offset by a decline in interest spread income and increased benefits expense.

Interest spread income declined by 26 percent over the same quarter a year ago due to lower general account assets and income from prepayments. Included in the interest spread margin were 4 basis points of income from prepayments, or $1.0 million, compared to 15 basis points, or $4.8 million, in the first quarter a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 5

Retirement Plans Segment

	Three months ended March 31,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,708.7	$1,862.8	-8%
Public sector sales	1,153.0	1,074.3	7%

Total sales	$2,861.7	$2,937.1	-3%

Net flows	$569.9	$842.9	-32%
Net operating revenues*	171.5	170.0	1%
Pre-tax operating earnings	53.9	52.2	3%

Ending account values	$76,546.0	$77,894.8	-2%
Interest spread on average general account values	1.96%	1.95%
Pre-tax operating earnings to average account values	0.27%	0.27%
Return on average allocated capital	20.4%	19.6%

*	Total operating revenues, net of interest credited

First quarter 2008 retirement plans sales decreased 3 percent compared to the prior year quarter. Private sector sales growth was negatively impacted by the continued volatility in the capital markets, a weakening economy and the loss of productivity associated with wholesaler turnover that occurred in 2007. Public sector sales grew 7 percent compared to a year ago, driven by increased participation in large state plans.

Retirement plans net inflows were $569.9 million compared to $842.9 million in the same quarter a year ago. The decline in net flows resulted from lower private sector deposits in the current quarter and the favorable impact of a large deposit on a public sector investment-only contract in the first quarter of 2007.

Pre-tax operating earnings were $53.9 million compared to $52.2 million a year ago. The year-over-year increase of 3 percent was primarily due to higher net asset-based fees and lower general operating expenses.

Interest spread income was flat compared to the prior year quarter, which included 14 basis points of income from prepayments, or $3.9 million, compared to 11 basis points, or $3.0 million, in the first quarter a year ago.

Individual Protection Segment

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 6

	Three months ended March 31,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$32.0	$31.0	3%
COLI/BOLI first year sales	69.9	39.0	79%
Traditional/universal life first year sales	48.2	19.8	143%

Total first year sales	$150.1	$89.8	67%

Net flows	$289.7	$184.5	57%
Net operating revenues*	297.0	292.0	2%
Pre-tax operating earnings	64.9	83.7	-22%
Policy reserves	$19,730.4	$19,954.3	-1%

Life insurance in-force	$138,158.8	$133,204.8	4%
Pre-tax operating earnings to operating revenues	18.8%	24.7%
Return on average allocated capital	9.1%	12.2%

*	Total operating revenues, net of interest credited

Total first year individual protection sales were $150.1 million for the quarter, compared to $89.8 million in the prior year quarter. Bolstered by enhancements to the universal life product portfolio, first year sales of traditional and fixed life products increased 143 percent to $48.2 million compared to $19.8 million in the prior year quarter. Individual investment life first year sales increased by 3 percent to $32.0 million. COLI/BOLI first year sales were strong during the quarter, reaching $69.9 million compared to $39.0 million in the prior year quarter.

Pre-tax operating earnings were $64.9 million compared to $83.7 million a year ago. Seven percent growth in policy fees was more than offset by increased benefits expense as a result of adverse mortality experience and decreased interest spread income. Additionally, the prior year quarter was positively impacted by favorable mortality experience and a deferred policy acquisition costs (DAC) write-up.

Interest spread income decreased 4 percent, driven by lower income from prepayments. Included in the current quarter were 5 basis points, or $1.0 million, of income from prepayments, compared to 27 basis points, or $5.2 million in the prior year quarter.

Corporate and Other Segment

Corporate and other segment pre-tax operating losses were $13.9 million in the first quarter of 2008 compared to earnings of $32.6 million in the first quarter of 2007. The decline was caused by operating losses from structured products that resulted from an unfavorable capital market environment, reduced net investment income from alternative investments and reduced earnings from the medium-term note (MTN) program.

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NFS reports first quarter 2008 earnings — 7

The current quarter interest spread margin for the MTN business was 83 basis points compared to 124 basis points in the prior year. The interest spread was negatively impacted by both lower income from prepayments and the rapid decline in short-term interest rates throughout the quarter. During the current quarter, no medium-term notes were issued or matured.

Capital and Share Repurchases

During the quarter ended March 31, 2008, the company repurchased 758,700 shares of its Class A common stock in the open market for a total of $32.9 million at an average price per share of $43.42. As of March 31, 2008, the company had $438.0 million remaining under its current share repurchase authorization. The company also paid a quarterly dividend of $0.26 per share during the quarter.

The company returned $69.0 million to shareholders in the form of quarterly cash dividends and share repurchases in the quarter.

Other Matters

On March 10, 2008, the company announced that it had received a proposal from Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company and Nationwide Corporation (referred to collectively as “Nationwide Mutual”) to acquire by merger all of the outstanding publicly held Class A shares of common stock of NFS for $47.20 per share in cash. A Special Committee of the NFS Board of Directors, comprised entirely of independent, non-affiliated directors, is currently reviewing and evaluating the proposal and will respond in due course. There can be no assurances that any transaction will be consummated, or on what terms.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 8

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that is intended to illustrate the sensitivity of the company’s margins and returns to these factors.

To the extent that equity market performance varies from levels indicated in this business outlook, the company’s results will vary accordingly. Additionally, the company’s results are subject to the factors described in the forward-looking information section found on page 10.

The table below outlines the company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the company’s separate account assets will achieve a return of 1.5 to 1.75 percent per quarter during 2008.

Individual Investments Segment
Interest spread margin	180 -185 bps
Pre-tax operating earnings to average account values	42 - 47 bps
Sales:
Variable annuities	7 - 12% growth
Fixed annuities	flat

Retirement Plans Segment
Interest spread margin	190 - 195 bps
Pre-tax operating earnings to average account values	25 - 30 bps
Sales:
Private sector	0 - 4% growth
Public sector	4 - 6% growth

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection segment	20 - 22%
Investment life	25 - 27%
Fixed life	14 - 16%
First year sales:
Individual VUL	7 - 10% growth
COLI	$150m - $175m
Fixed life	40% - 50% growth

Corporate and Other Segment
Quarterly pre-tax operating earnings	$15m - $20m

Nationwide Financial
Operating return on average equity, excluding AOCI	11.0% - 11.5%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 9

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial statistical supplement for the first quarter of 2008, which is available on the investor relations section of the company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Thursday, May 8, 2008, to discuss first quarter 2008 results, business strategies and outlook. To participate in the call, dial 1-412-858-4600 and provide your name and company name to the operator. Please dial into the call 10 to 15 minutes early to facilitate a timely connection. A simultaneous webcast of the call also will be accessible on the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 12 p.m. EDT time on May 8, 2008, through 9 a.m. EDT on May 16, 2008, by dialing 1-412-317-0088, account number 418253. An audio archive and transcript of the call will be posted to the investor relations section of the company’s Web site within 48 hours of the call.

Quiet Period

After the end of each quarter, the company has a quiet period during which it no longer publishes or updates its current outlook and during which company representatives do not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the second quarter of 2008, the quiet period will be July 16, 2008 through August 6, 2008.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 66.6 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the company’s 2007 Annual Report to Shareholders, 2007 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 10

Reconciliation of net income to net operating earnings

	Three months ended March 31,
	2008		2007
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$131.5	$0.95	$175.8	$1.20

Non-operating realized investment losses [1] including related adjustments to amortization, net of taxes	(87.9)	(0.64)	(7.0)	(0.05)

Discontinued operations, net of taxes [2]	0.9	0.01	45.5	0.31

Cumulative effect of adoption of accounting principle, net of taxes	—	—	(6.0)	(0.04)
Net income	$44.5	$0.32	$208.3	$1.42

[1]

Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of TBG Financial and The 401(k) Company are reflected as discontinued.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 95.2% of the combined voting power of all the outstanding common stock and 66.6% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the United States Securities and Exchange Commission or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of DAC and/or value of business acquired, reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions that are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of the outbreak of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 11

Exhibit 1 to First Quarter 2008 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
(in millions, except per share data)	2008	2007
	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$345.1	$335.9
Premiums	109.1	110.4
Net investment income	519.5	589.8
Net realized investment losses	(198.9)	(11.4)
Other income	141.5	135.3
Total revenues	916.3	1,160.0

Benefits and Expenses:
Interest credited to policyholder accounts	312.6	342.1
Benefits and claims	183.5	153.6
Policyholder dividends	23.9	21.3
Amortization of deferred policy acquisition costs	66.4	133.2
Amortization of value of business acquired	8.4	10.3
Interest expense	27.7	24.5
Other operating expenses	261.0	260.3
Total benefits and expenses	883.5	945.3
Income from continuing operations before federal income tax (benefit) expense	32.8	214.7
Federal income tax (benefit) expense	(10.8)	45.9
Income from continuing operations	43.6	168.8
Discontinued operations, net of taxes	0.9	45.5
Cumulative effect of adoption of accounting principle, net of taxes	—	(6.0)
Net income	$44.5	$208.3

Earnings from continuing operations per common share:
Basic	$0.32	$1.16
Diluted	0.32	1.15

Earnings per common share:
Basic	$0.32	$1.43
Diluted	0.32	1.42

Weighted average common shares outstanding:
Basic	137.9	145.9
Diluted	138.3	147.1

Cash dividends declared per common share	$0.29	$0.26

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 12

Exhibit 2 to First Quarter 2008 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$26,796.7	$27,189.2
Equity securities	117.6	124.2
Mortgage loans on real estate, net	8,156.4	8,316.1
Short-term investments, including amounts managed by a related party	1,327.5	1,173.6
Other investments	2,289.1	2,265.0

Total investments	38,687.3	39,068.1
Cash	73.0	73.6
Accrued investment income	420.1	368.4
Deferred policy acquisition costs	4,267.0	4,095.6
Value of business acquired	345.9	354.8
Goodwill	301.2	301.2
Other assets	2,230.5	2,090.4
Separate account assets	66,287.6	72,855.0
Total assets	$112,612.6	$119,207.1

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$35,523.0	$35,441.5
Short-term debt	327.6	309.3
Long-term debt	1,620.0	1,565.1
Other liabilities	3,850.5	3,711.6
Separate account liabilities	66,287.6	72,855.0
Total liabilities	107,608.7	113,882.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,786.8	1,782.4
Retained earnings	4,857.6	4,853.0
Accumulated other comprehensive loss	(378.4)	(81.5)
Treasury stock	(1,262.5)	(1,229.6)
Other, net	(1.3)	(1.4)
Total shareholders’ equity	5,003.9	5,324.6
Total liabilities and shareholders’ equity	$112,612.6	$119,207.1

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 13

Exhibit 3 to First Quarter 2008 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Net operating revenues are calculated by adjusting total revenues to include only net realized investment gains and losses that are related to operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations), net of interest credited to policyholder accounts.

Operating realized investment gains and losses include net realized investment gains and losses that are related to operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating earnings are calculated by adjusting net income to exclude the following (all net of taxes): non-operating net realized investment gains and losses; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating earnings per common diluted share is calculated by dividing net operating earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Net operating return on average equity excluding AOCI is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per basic share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Sales refers to a production volume metric that Nationwide Financial regularly monitors and reports. Sales or similar measures are commonly used in the insurance industry as a measure of the volume of new and renewal business generated in a period.

Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Additionally, Nationwide Financial’s definition of sales may differ from that used by other companies. As used in the insurance industry, sales, or similarly titled measures, generate customer funds managed and administered, which ultimately drive revenues.

As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at sales.

Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. Life insurance premiums determined on a GAAP basis are recognized as revenue when due, as calculated on an accrual basis in proportion to the service provided and performance rendered under the contract. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums collected (cash basis) and deposits received (cash basis) are aggregated and reported as statutory premiums and annuity consideration revenues.

Sales, as reported by Nationwide Financial, are stated net of internal replacements, which management believes provides a more meaningful disclosure of production in a given period. In addition, Nationwide Financial’s definition of sales excludes funding agreements issued under its medium term note program; asset transfers associated with large case bank-owned life insurance and large case retirement plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses.

Management believes that the presentation of sales as measured for management purposes enhances the understanding of the Company’s business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 14

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized investment gains and losses, net operating earnings, net operating earnings per common diluted share, operating return on average equity, excluding AOCI, book value per common share excluding AOCI, sales or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized investment gains and losses, pre-tax operating earnings, net operating earnings, net operating earnings per common diluted share, operating return on average equity, excluding AOCI, book value per common share excluding AOCI and sales should not be viewed as substitutes for total revenues, net realized investment gains and losses, income from continuing operations before federal income tax expense, net income, earnings per common diluted share, return on average equity, book value per common share, and revenues, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized investment gains and losses, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 15

Exhibit 3 to First Quarter 2008 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast non-operating net realized investment gains and losses1. Non-operating net realized investment gains and losses represented ($0.87) per weighted average diluted share in 2007 and ranged from $0.14 to ($0.87) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Net operating revenues to revenues 2

	Three months ended March 31,
(in millions)	2008	2007
Net operating revenues	$785.8	$831.4
Non-operating net realized investment losses[1]	(182.1)	(13.5)
Interest credited to policyholder accounts	312.6	342.1
Revenues	$916.3	$1,160.0
Operating net realized investment (losses) gains to net realized investment losses
	Three months ended March 31,
(in millions)	2008	2007
Operating net realized investment (losses) gains	$(16.8)	$2.1
Non-operating net realized investment losses[1]	(182.1)	(13.5)
Net realized investment losses	$(198.9)	$(11.4)

Pre-tax operating earnings to income from continuing operations before federal income tax (benefit) expense [2]
	Three months ended March 31,
(in millions)	2008	2007
Pre-tax operating earnings	$167.4	$225.7
Non-operating net realized investment losses[1] including related adjustments to amortization	(134.6)	(11.0)
Income from continuing operations before federal income tax (benefit) expense	$32.8	$214.7

Net operating earnings to net income and net operating return on average equity to return on average equity 2

	Three months ended March 31,
	2008			2007
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$131.5	9.8%	10.2%	$175.8	12.4%	12.3%
Non-operating net realized investment losses[1] including related adjustments to amortization, net of taxes	(87.9)	(6.5%)	(6.8%)	(7.0)	(0.5%)	(0.5%)
Discontinued operations, net of taxes	0.9	0.0%	0.0%	45.5	3.2%	3.2%
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(6.0)	(0.4%)	(0.4%)
Net income	$44.5	3.3%	3.4%	$208.3	14.7%	14.6%
Average equity, excluding AOCI	$5,394.2			$5,657.4
Average AOCI	(229.9)			57.8
Average equity	$5,164.3			$5,715.2

Book value per common basic share excluding AOCI to book value per common basic share

	As of March 31, 2008		As of December 31, 2007
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding AOCI	$5,382.3	$39.06	$5,406.1	$39.03
AOCI	(378.4)	(2.75)	(81.5)	(0.59)
Total equity	$5,003.9	$36.31	$5,324.6	$38.44
Common basic shares outstanding	137.8		138.5

[1]

Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of TBG Financial and The 401(k) Company are reflected as discontinued.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com